Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174897, 333-197616, 333-212612, 333-222369, 333-228628, 333-233348, 333-250181, 333-258683, 333-259523, and 333-267943 on Form S-8, Registration Statement Nos. 333-225377, 333-232037, 333-236231, 333-239774, 333-256934, 333-257054, and 333-269683 on Form S-3, and Registration Statement Nos. 333-224621, 333-218021, and 333-212735 on Form S-1 of NextTrip, Inc. (formerly Sigma Additive Solutions, Inc.) of our report dated September 4, 2024, relating to our audits of the financial statements which appear in this Annual Report on Form 10-K of NextTrip, Inc. for the years ended February 28, 2024 and February 29, 2023.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

September 4, 2024